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                                                                   Exhibit 11(b)

                            Blue Wave Systems Inc.

                  Computation of Per Share Net Income (Loss)
                   (in thousands, except per share amounts)


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
                                                                                                          Nine Months Ended
                                                                                                               March 31,
                                                                                                       2000                1999
                                                                                                     --------             --------
 Basic Net Income (Loss) Per Share:
      Net income (loss) applicable to common stock                                                   $  1,687             $ (1,197)
                                                                                                     ========             ========

      Weighted average shares outstanding                                                              14,519               13,053

 Basic net income (loss) per share                                                                   $   0.12             $  (0.09)
                                                                                                     ========             ========


 Diluted Net Income (Loss) Per Share:
      Weighted average shares outstanding                                                              14,519               13,053

      Effect of common stock equivalents:
                Options granted and warrants issued                                                       940                 N/A
                Weighted average exercised options and warrants outstanding for portion of
                      period, net of equivalent shares purchased at average fair market value             641                 N/A
                Effect of using option and warrant proceeds to repurchase common stock
                      at average fair market value                                                       (187)                N/A
                                                                                                     --------             --------
                                  Total common stock equivalents                                        1,394                    -
                                                                                                     --------             --------
      Weighted average diluted shares outstanding                                                      15,913               13,053
                                                                                                     --------             --------

 Diluted net income (loss) per share                                                                 $   0.11             $  (0.09)
                                                                                                     ========             ========
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